Exhibit 5.2

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875
July 11, 2014

ONE Gas, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re:	ONE Gas, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ONE Gas, Inc., an Oklahoma corporation (the “Company”), in connection with the exchange offer registration statement on Form S-4 (as amended, the “Registration Statement”), initially filed by the Company on June 13, 2014 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering of $300,000,000 aggregate principal amount of the Company’s 2.070% Senior Notes due 2019 (the “2019 Exchange Notes”), $300,000,000 aggregate principal amount of the Company’s 3.610% Senior Notes due 2024 (the “2024 Exchange Notes”), and $600,000,000 aggregate principal amount of the Company’s 4.658% Senior Notes due 2044 (the “2044 Exchange Notes” and, together with the 2019 Exchange Notes and the 2024 Exchange Notes, the “Exchange Notes”). Each series of Exchange Notes is to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s 2.070% Senior Notes due 2019, 3.610% Senior Notes due 2024, and 4.658% Senior Notes due 2044, respectively (collectively, the “Original Notes”), issued and outstanding under the Base Indenture and Supplemental Indenture, each dated as of January 27, 2014 (together, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee, as contemplated by the Registration Rights Agreement, dated as of January 27, 2014 (the “Registration Rights Agreement”), by and between the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBS Securities Inc., as representatives of the initial purchasers named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the Registration Statement;

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(ii)	an executed copy of the Indenture;

(iii)	an executed copy of the Registration Rights Agreement; and

(iv)	the forms of global certificates evidencing the 2019 Exchange Notes, the 2024 Exchange Notes, and the 2044 Exchange Notes (the “Exchange Note Certificates”).

The Exchange Note Certificates, the Indenture and the Registration Rights Agreement are referred to herein collectively as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the Company. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the State of Oklahoma or the effect of such laws on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. The Company is validly existing and in good standing in the State of Oklahoma.

2. The Company has the requisite corporate power to create its obligations under the Transaction Documents.

3. The execution and delivery of the Transaction Documents by the Company has been duly authorized by all necessary corporate action.

ONE Gas, Inc. July 11, 2014 Page 3

The opinion stated in paragraph 1 is based solely on a certificate dated as of a recent date and received via electronic delivery from the Secretary of State of the State of Oklahoma as to the existence and good standing of the Company.

* * *

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours very truly,

/s/ GableGotwals